Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement on Form S-4 of Community Bankers Acquisition Corp. of our report, dated April 18, 2006, relating to the balance sheet of Community Bankers Acquisition Corp. as of March 31, 2006, and the related statements of income, stockholders’ equity and cash flows for the period from April 6, 2005 (inception) to March 31, 2006. We further consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 15, 2008